1001 West Fourth Street Winston-Salem, NC 27101-2400 t 336 607 7300 f 336 607 7500
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Stadion Investment Trust
 [ADDRESS]

________, 2017

Ladies and Gentlemen:

As counsel to the Stadion Investment Trust, a Delaware statutory trust (“Trust”), on behalf of the Stadion Tactical Defensive Fund (the “Survivor Fund”), a segregated portfolio of assets (“series”) of Trust, we have been asked to advise you concerning the anticipated federal income tax consequences of the transactions to be carried out under that certain Agreement and Plan of Reorganization and Termination, dated as of ________ (the “Agreement”), by and between Trust, on behalf of itself and Survivor Fund, and Trust on behalf of itself and the Stadion Managed Risk 100 Fund (“Target Fund”), a series of Trust.

The following transactions (referred to collectively herein as the “Reorganization”) are contemplated under the Agreement: (i) Trust will transfer all of Target Fund’s assets to Survivor Fund solely in exchange for voting shares of Survivor Fund and the assumption by Survivor Fund of the liabilities of Target Fund; and (ii) Target Fund will distribute the voting shares of Survivor Fund received in step (i) to its shareholders in complete liquidation thereof.

Except as otherwise provided, all terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Agreement. For purposes of this opinion, the term “Code” means the Internal Revenue Code of 1986, as amended, and all Section references are to the Code unless otherwise specified.

In rendering the opinion contained herein, we have relied on the following representations:

(a) Trust is registered under the Investment Company Act of 1940 (the “1940 Act”) as an open-end management investment company.

(b) Survivor Fund is a separate series of Trust, and is treated as a separate corporation for federal income tax purposes pursuant to Section 851(g).

(c) Target Fund is the sole series of Trust and is treated as a separate corporation for federal income tax purposes pursuant to Section 851(g).

(d) Target Fund has elected to be taxed as a regulated investment company (“RIC”) under Section 851 for all its taxable periods and has qualified for the special tax treatment afforded RICs under the Code. Survivor Fund (i) has elected to be taxed as a regulated investment company (“RIC”) under Section 851 for all its taxable periods and has qualified for the special tax treatment afforded RICs under the Code; and (ii) will continue to qualify as a RIC after the closing of the Reorganization. Target Fund intends to continue to qualify as a RIC after the closing of the Reorganization until its dissolution and liquidation shortly thereafter.

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(e) Each shareholder of Target Fund will receive in the Reorganization solely voting shares of Survivor Fund in exchange for shares of Target Fund. No dissenters’ rights or appraisal rights will be available to the shareholders of Target Fund.

(f) The fair market value of the voting shares of Survivor Fund received by each shareholder of Target Fund will be equal to the fair market value of the shares of Target Fund surrendered in exchange therefor.

(g) Survivor Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target Fund immediately prior to the Reorganization. For purposes of this representation, amounts used by Target Fund to pay its transaction expenses, and all redemptions and distributions (except for distributions and redemptions occurring in the ordinary course of Target Fund’s business as an open end investment company pursuant to Section 22(e) of the 1940 Act) made by Target Fund immediately before the Reorganization will be included as assets of Target Fund held immediately prior to the Reorganization.

(h) Survivor Fund does not have any plan or intention to reacquire any of its shares issued in the Reorganization, except to the extent necessary to comply with its legal obligations to redeem its own shares under Section 22(e) of the 1940 Act.

(i) Following the Reorganization, Survivor Fund will continue the historic business of Target Fund as a RIC whose investment returns are primarily based on investments in equity securities, including without limitation, exchange traded funds, and cash equivalents.

(j) The liabilities of Target Fund assumed by Survivor Fund, and any liabilities to which the transferred assets of Target Fund are subject, were incurred by Target Fund in the ordinary course of its business.

(k) Survivor Fund, Target Fund and the shareholders of Target Fund will pay their respective expenses, if any, incurred in connection with the Reorganization. Any expenses of Target Fund that are paid or assumed by an investment advisor to Target Fund or by an investment advisor to Survivor Fund will be solely and directly related to the Reorganization in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

(l) There is no intercorporate indebtedness existing between Target Fund and Survivor Fund that was issued, acquired or will be settled at a discount.

(m) Each of Survivor Fund and Target Fund has qualified, and each of Target Fund and Survivor Fund will qualify at the time of the Reorganization, as a “regulated investment company” within the meaning of Section 851.

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(n) The fair market value of the assets of Target Fund transferred to Survivor Fund will equal or exceed the sum of the liabilities of Target Fund assumed by Survivor Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

(o) During the five-year period ending on the date of the Reorganization, Survivor Fund has not owned, directly or indirectly, any shares of Target Fund.

(p) Target Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

(q) Neither Survivor Fund nor any person related (within the meaning of Section 1.368-1(e)(4) of the Treasury Regulations) to Survivor Fund has any plan or intention to acquire, during the five-year period beginning on the date of the Reorganization, with consideration other than shares of Survivor Fund, Survivor Fund shares furnished in exchange for the assets of Target Fund in the Reorganization, either directly or through any agreement or arrangement with any other person, other than redemptions by Survivor Fund in the ordinary course of its business as a series of an open-end investment company pursuant to Section 22(e) of the 1940 Act.

(r) During the five-year period ending on the date of the Reorganization: (i) neither Survivor Fund nor any person related (as defined in Section 1.368-1(e)(4) of the Treasury Regulations) to Survivor Fund has acquired Target Fund’s shares with consideration other than shares of Survivor Fund; (ii) neither Target Fund nor any person related (as defined in Section 1.368-1(e)(4) of the Treasury Regulations but without regard to Section 1.368-1(e)(4)(i)(A) of the Treasury Regulations) to Target Fund has acquired shares of Target Fund with consideration other than shares of Survivor Fund or shares of Target Fund, except for redemptions by Target Fund in the ordinary course of its business as a series of an open-end investment company pursuant to Section 22(e) of the 1940 Act; and (iii) no distributions have been made with respect to Target Fund’s shares (other than ordinary, normal, regular dividend distributions made pursuant to Target Fund’s historic dividend paying practice), either directly or through any agreement or arrangement with any other person, except for distributions described in Sections 852 and 4982 as required for Target Fund’s tax treatment as a RIC.

(s) The aggregate value of the acquisitions, redemptions and distributions described in paragraphs (q) and (r) above does not exceed 50 percent of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in Target Fund on the date of the Reorganization.

(t) No cash will be distributed in lieu of fractional shares in the Reorganization.

(u) The total adjusted basis of the assets of Target Fund transferred to Survivor Fund will equal or exceed the sum of the liabilities of Target Fund to be assumed by Survivor Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

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(v) At the time of the Reorganization, no options, warrants or rights are outstanding with respect to the shares of Target Fund. No options, warrants or rights with respect to the shares of Target Fund have been or will be redeemed in connection with the Reorganization.

(w) Target Fund is and has always qualified as RIC and Target Fund has not engaged any built-in gain transactions (as described in Notice 88-19, 1988-1 C.B. 486 or the Treasury Regulations sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7).

SCOPE OF OPINION

The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other federal, state, local or foreign income tax or legal aspect of the Reorganization, and no inference should be drawn with respect to any matter not expressly opined upon.

In connection with the preparation of this opinion, we have examined the Proxy Statement and Prospectus filed on the date hereof by Trust with the Securities and Exchange Commission with respect to the Reorganization (the “Proxy Statement”), the Agreement, and such other documents concerning the Reorganization as we have deemed necessary. We have assumed for all purposes that the Reorganization will be effected as set forth above and as described in the Agreement and the Proxy Statement. We have not made any independent investigation of the representations in connection with the Reorganization.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service (“IRS”) or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.

OPINION

Based upon the representations as set forth above, and subject to the conditions and limitations included in the portion of this letter entitled SCOPE OF OPINION, we are of the opinion that for federal income tax purposes:

(1) The Survivor Fund’s acquisition of the Assets in exchange solely for the Survivor Fund Shares and its assumption of the Liabilities, followed by the Target Fund’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Fund Shares, will qualify as a “reorganization” (as defined in section 368(a)(1)(C)), and the Survivor Fund and the Target Fund will each be “a party to a reorganization” (within the meaning of section 368(b));

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(2) The Target Fund will recognize no gain or loss on the transfer of the Assets to the Survivor Fund in exchange solely for the Survivor Fund Shares and the Survivor Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Fund Shares;

(3) The Survivor Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Survivor Fund Shares and its assumption of the Liabilities;

(4) The Survivor Fund’s basis in each Asset will be the same as the Target Fund’s basis therein immediately before the Reorganization, and the Survivor Fund’s holding period for each Asset will include the Target Fund’s holding period therefor (except where the Survivor Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5) A Shareholder will recognize no gain or loss on the exchange of all its Target Fund Shares solely for the Survivor Fund Shares pursuant to the Reorganization;

(6) A Shareholder’s aggregate basis in the Survivor Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Fund Shares it actually or constructively surrenders in exchange for those Survivor Fund Shares, and its holding period for those Survivor Fund Shares will include, in each instance, its holding period for those Target Fund Shares, provided the Shareholder holds them as capital assets at the Effective Time; and

(7) For purposes of section 381, the Survivor Fund will be treated just as the Target Fund would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in the termination of the Target Fund’s taxable year, the Target Fund’s tax attributes enumerated in section 381(c) will be taken into account by the Survivor Fund as if there had been no Reorganization, and the part of the Target Fund’s taxable year before the Reorganization will be included in the Survivor Fund’s taxable year after the Reorganization subject to any applicable conditions and limitations specified in sections 381, 382, 383 and 384 and the regulations thereunder.

The opinion expressed herein is for the exclusive benefit of Trust, Target Fund, Trust, Survivor Fund, and their respective shareholders. No other person shall be entitled to rely on this opinion. Notwithstanding paragraphs (2) and (4) above, we express no opinion as to the effect of the Reorganization on the Target Fund, or any Shareholder, with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

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We hereby consent to the references to our firm in the Proxy Statement and to the filing of this opinion as an exhibit to the Proxy Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of such Act.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP